Exhibit 99.2

FOR IMMEDIATE RELEASE
THURSDAY, SEPTEMBER 24, 2020

GO Acquisition Corp. Announces the Separate Trading of Its Class A Common Stock and Warrants Commencing on September 25, 2020

New York, NY, September 24, 2020

GO Acquisition Corp. (the "Company") today announced that, commencing on September 25, 2020, holders of the units sold in the Company’s initial public offering may elect to separately trade shares of the Company’s Class A common stock and warrants included in the units. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

Those units not separated will continue to trade on the New York Stock Exchange (“NYSE”) under the ticker symbol “GOAC.U,” and the Class A common stock and warrants that are separated will trade on the NYSE under the symbols “GOAC” and “GOAC WS,” respectively.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities of the Company, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GO Acquisition Corp.

GO Acquisition Corp. is a blank check company newly incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses or entities. The Company expects to focus its efforts on identifying a prospective target business on travel-related and travel-adjacent businesses, with either all or a substantial portion of its activities in North America or Europe, though it may pursue targets in any industry.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s initial public offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Shannan Siemens

SSiemens@MercuryLLC.com

502-439-4901